BBSI Reports Second Quarter 2012 Financial Results

- 35% Increase in Gross Revenues Drives Diluted Earnings per Share of $0.53 -

VANCOUVER, Washington, July 24, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Highlights vs. Year-Ago Quarter

•	Net revenues increased 26% to $95.5 million

•	Gross revenues increased 35% to $494.1 million

•	Net income of $3.7 million or $0.53 per diluted common share, compared to net income of $3.4 million or $0.34 per diluted common share

Second Quarter 2012 Financial Results

Net revenues in the second quarter of 2012 increased 26% to $95.5 million, compared to $76.0 million in the second quarter of 2011.

Total non-GAAP gross revenues in the second quarter of 2012 increased 35% to $494.1 million, compared to $366.9 million in the second quarter of 2011 (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was attributed primarily to the continued build in the Company’s Professional Employer Organization (PEO) client count and same-store-sales growth.

Net income in the second quarter of 2012 was $3.7 million or $0.53 per diluted common share, compared to net income of $3.4 million or $0.34 per diluted common share in the year-ago quarter. The second quarter of 2011 included the benefit of a lower annual effective income tax rate resulting from the non-taxable $10 million of key man life insurance proceeds received following the passing of the Company’s former president and CEO. Excluding the tax rate benefit, non-GAAP net income for the second quarter of 2011 was $2.9 million or $0.28 per diluted common share (see “Reconciliation of Non-GAAP Financial Measures” below).

On June 30, 2012, the Company’s cash, cash equivalents and marketable securities totaled $68.0 million, compared to $81.8 million at December 31, 2011. In March of 2012, BBSI completed the repurchase of 2.5 million common shares from the Estate of William W. Sherertz, which represents all the common shares held by the estate of the Company’s former president and CEO, as well as 500,000 common shares from Nancy Sherertz, for a combination of $24.9 million in cash and $34.8 million of nonconvertible, non-voting, redeemable preferred stock for an aggregate purchase price of approximately $59.7 million or $20.00 per common share. The Company anticipates borrowing funds through a bank line of credit to redeem the preferred shares during the third quarter of 2012.

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Management Commentary

“The 35% increase in gross revenues represents our tenth consecutive quarter of year-over-year double-digit sales growth and an all-time record level of quarterly gross revenue,” said Michael Elich, president and CEO of BBSI. “The results of another record quarter are attributed to the return we are realizing from our investment back into the organization, which is supporting continued pipeline growth and rewarding execution in the field. While we continue to mature our product offering, organizational culture and brand offering to our client base, we are seeing continued strength in our pipeline of new client additions while also maintaining very strong client retention.”

Third Quarter 2012 Outlook

For the third quarter of 2012, the Company expects gross revenues to range between $525 million and $530 million, compared to $406.0 million for the third quarter of 2011. Diluted income per common share in the third quarter of 2012 is expected to range between $0.70 and $0.73, compared to diluted income per common share of $0.54 in the year-ago quarter. Diluted income per common share in the third quarter of 2011 included a favorable income tax rate benefit related to the effect of a much lower annual effective income tax rate attributable to the life insurance proceeds as previously discussed. Without this benefit, diluted income per common share in the third quarter of 2011 was $0.42.

The range of anticipated diluted earnings per common share for the third quarter of 2012 excludes an accrual of a dividend on the redeemable preferred stock as the Company currently plans to redeem the preferred stock in full before September 28, 2012, in which event, no dividend would be payable. As discussed above, the Company anticipates redeeming the preferred shares using a bank line of credit. A reconciliation of expected gross revenues to expected GAAP net revenues for the third quarter of 2012 is not included because PEO revenues and the cost of PEO revenues for the period cannot be reasonably estimated.

Conference Call

BBSI will host a conference call tomorrow, Wednesday, July 25, 2012 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its second quarter 2012 results. The Company’s president and CEO Michael Elich and CFO James Miller will host the call, followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Wednesday, July 25, 2012

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Dial-In Number: 1-877-941-4774

International: 1-480-629-9760

Conference ID#: 4551898

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=101055 and via the investor relations section of the Company's website at www.barrettbusiness.com.

A replay of the call will be available after 3:00 p.m. Eastern time on the same day and until August 25, 2012.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4551898

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues and non-GAAP net income.

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The Company reports its PEO revenues on a net basis because it is not the primary obligor for the services provided by the Company’s PEO clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

	(Unaudited)		(Unaudited)
	Second Quarter Ended		Six Months Ended
(in thousands)	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Staffing services	$30,387	$30,518	$56,598	$58,850
Professional employer services	463,671	336,380	869,521	639,114
Total revenues	494,058	366,898	926,119	697,964
Cost of revenues:
Direct payroll costs	418,594	312,385	785,527	595,027
Payroll taxes and benefits	39,332	28,886	82,324	60,649
Workers' compensation	19,791	12,346	35,370	23,409
Total cost of revenues	477,717	353,617	903,221	679,085
Gross margin	$16,341	$13,281	$22,898	$18,879

A reconciliation of non-GAAP gross revenues to net revenues is as follows:

	(Unaudited)
	Three Months Ended June 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2012	2011	2012	2011	2012	2011

Revenues:
Staffing services	$30,387	$30,518	$-	$-	$30,387	$30,518
Professional employer services	463,671	336,380	(398,558)	(290,885)	65,113	45,495
Total revenues	$494,058	$366,898	$(398,558)	$(290,885)	$95,500	$76,013
Cost of revenues	$477,717	$353,617	$(398,558)	$(290,885)	$79,159	$62,732

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	(Unaudited)
	Six Months Ended June 30,
	Gross Revenue				Net Revenue
(in thousands)	Reporting Method		Reclassification		Reporting Method
	2012	2011	2012	2011	2012	2011

Revenues:
Staffing services	$56,598	$58,850	$-	$-	$56,598	$58,850
Professional employer services	869,521	639,114	(748,197)	(553,182)	121,324	85,932
Total revenues	$926,119	$697,964	$(748,197)	$(553,182)	$177,922	$144,782
Cost of revenues	$903,221	$679,085	$(748,197)	$(553,182)	$155,024	$125,903

The Company is presenting non-GAAP net income because it believes it is more reflective of its actual operating results due to the non-recurring nature of the life insurance proceeds. A reconciliation of GAAP net income to non-GAAP operating performance is provided in the table below:

	(Unaudited)
	Second Quarter Ended
(in thousands, except per share amounts)	June 30,
	2012	2011
	GAAP	GAAP	Adjustments	non-GAAP

Income before taxes	$5,631	$4,345	$-	$4,345
Provision for income taxes	1,888	896	565	1,461
Net income	$3,743	$3,449		$2,884
Basic income per share	$.54	$.34		$.28
Weighted average basic shares outstanding	6,995	10,196		10,196
Diluted income per share	$.53	$.34		$.28
Weighted average diluted shares outstanding	7,078	10,245		10,245

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company's integrated platform is built upon expertise in payroll processing, employee benefits, workers' compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI's partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

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Forward-Looking Statements

Statements in this release about future events or performance, including gross revenues and earnings expectations for the third quarter of 2012, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, including the impact of such availability on the Company’s plans to redeem its preferred stock, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2011 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Company Contact:

Michael L. Elich

President and CEO

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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Barrett Business Services, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$36,358	$49,571
Marketable securities	14,240	16,878
Trade accounts receivable, net	63,433	46,520
Income taxes receivable	3,432	4,133
Prepaid expenses and other	2,914	5,897
Deferred income taxes	5,931	5,958
Total current assets	126,308	128,957
Marketable securities	17,439	15,395
Property, equipment and software, net	15,832	15,007
Restricted marketable securities and workers' compensation deposits	9,932	9,923
Other assets	3,035	3,027
Workers' compensation receivables for insured claims	1,601	2,968
Goodwill, net	47,820	47,820
	$221,967	$223,097

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,913	$1,639
Accrued payroll, payroll taxes and related benefits	68,385	52,340
Income taxes payable	193	-
Other accrued liabilities	350	300
Workers' compensation claims liabilities	19,670	18,718
Safety incentives liabilities	7,541	6,321
Total current liabilities	98,052	79,318
Long-term workers' compensation claims liabilities	35,231	30,596
Long-term workers' compensation liabilities for insured claims	864	1,879
Deferred income taxes	8,152	8,152
Mandatorily redeemable preferred stock	34,800	-
Customer deposits and other long-term liabilities	1,502	1,497
Stockholders' equity	43,366	101,655
	$221,967	$223,097

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Barrett Business Services, Inc.

Consolidated Statements of Operations

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Staffing services	$30,387	$30,518	$56,598	$58,850
Professional employer service fees	65,113	45,495	121,324	85,932
Total revenues	95,500	76,013	177,922	144,782
Cost of revenues:
Direct payroll costs	22,843	23,093	42,495	44,541
Payroll taxes and benefits	39,332	28,886	82,324	60,649
Workers' compensation	16,984	10,753	30,205	20,713
Total cost of revenues	79,159	62,732	155,024	125,903
Gross margin	16,341	13,281	22,898	18,879
Selling, general and administrative expenses	10,549	8,871	20,313	17,698
Depreciation and amortization	357	331	704	666
Income from operations	5,435	4,079	1,881	515
Life insurance proceeds	-	-	-	10,000
Other income, net	196	266	412	720
Income before taxes	5,631	4,345	2,293	11,235
Provision for income taxes	1,888	896	763	2,240
Net income	$3,743	$3,449	$1,530	$8,995
Basic income per common share	$.54	$.34	$.18	$.88
Weighted average basic common shares outstanding	6,995	10,196	8,435	10,198
Diluted income per common share	$.53	$.34	$.18	$.88
Weighted average diluted common shares outstanding	7,078	10,245	8,511	10,246

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